EXHIBIT 2.1


                      PLAN OF SHARE EXCHANGE


     This is a Plan of Share Exchange dated March 29, 2001 pursuant to

 <section>180.1102 of the Wisconsin Business Corporation Law.

     WHEREAS, PCI Consulting & Leasing, Inc. is a Wisconsin corporation;

 and

     WHEREAS, Plastics Mfg. Company, is a Wisconsin corporation; and

     WHEREAS, the Directors of each Corporation and the shareholders of PCI

 Consulting & Leasing, Inc.  have approved a plan of Share Exchange as provided for hereafter;

     NOW, THEREFORE, the following Plan of Share Exchange has been proposed and duly adopted:

     A.  The names of the corporations are as follows:

     Corporation whose
     Shares will be acquired: PCI Consulting & Leasing, Inc.

     Acquiring Corporation:   Plastics Mfg. Company

     B.   Terms and Conditions of the Share Exchange.  Each share of PCI

 Consulting & Leasing, Inc. shall be exchanged for 168 shares of Plastics

 Mfg. Company.

     C.   Each Shareholder of PCI Consulting & Leasing, Inc. shall

 surrender his or her shares executed in blank and receive therefor the specified number of shares in Plastics Mfg. Company as set forth above.

 If not surrendered, then ten (10) days after written notice to a
                                 -4-

 shareholder's last known address requesting such surrender, the Corporate secretary of PCI Consulting & Leasing, Inc. shall cancel the shares in PCI

 Consulting & Leasing, Inc. of that shareholder and the corporate secretary of Plastics Mfg. Company shall issue, or cause to be issued,  the specified number of shares in  Plastics Mfg. Company set forth above.

     D.   Upon adoption, the effects of the share exchange shall be those described in <section> 180.1106 of the Wisconsin Statutes.

     E.   The effective date of this Share Exchange shall be 11:00 p.m. on

  March 31, 2001 or the date of the filing of these Articles of Share

 Exchange with the Department of Financial Institutions of the State of

 Wisconsin, whichever is later.
                                 -5-